EXHIBIT 4.3
THE DEVRY INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2008

DEVRY INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Amended and Restated as of January 1, 2008)
ARTICLE I — PURPOSE; EFFECTIVE DATE
1.1	Purpose. The purpose of this DeVry Inc. Nonqualified Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of employees of DeVry Inc. and its Affiliates and members of the Board to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2	Effective Date. The Plan was initially effective as of September 1, 1999. It was amended and restated effective as of January 1, 2006 to reflect various revisions and to reflect the transfer into the Plan of all account balances from the DeVry Inc. Director Deferred Compensation Plan. The Plan is hereby further amended and restated as of January 1, 2008.

1.3	Plan Type. For purposes of Section 409A of the Code, the portion of the amounts deferred by the Participants and earnings attributable thereto shall be considered an elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code, and the portion of the amounts deferred as matching or employer contributions and earnings attributable thereto shall be considered a nonelective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.
ARTICLE II — DEFINITIONS
     For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire balance of each Account (hereinafter referred to as “Account Balance”) has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:
a)	Retirement Account.

b)	In-Service Account. Each Participant may maintain up to two (2) In-Service Accounts based on selecting different times and/or form of payments as selected under Article V below.
2.2	Affiliate. “Affiliate” means any person or entity that together with the Company would be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

2.3	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant who is entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.4	Board. “Board” means the Board of Directors of the Company.

2.5	Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.6	Committee. “Committee” means the Compensation Committee of the Board, which has been appointed by the Board to administer the Plan pursuant to Article VII.

2.7	Company. “Company” means DeVry Inc., a Delaware corporation, or any successor to the business thereof.

2.8	Compensation. “Compensation” means the base salary payable to and bonus or incentive compensation earned by a Participant during a Plan Year with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding; provided, however, for a Participant who is a Board member, Compensation shall mean all retainer or meeting fees payable for services performed as a Board member during a Plan Year. For purposes of this Plan, Compensation shall be calculated: (a) after being reduced by all legally required deductions against such income (including, but not limited to, if applicable, wage assignments, wage garnishments, child support payments, levies, etc.); but (b) before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation; and (c) before deduction for income taxes. Other forms of compensation may be considered Compensation at the discretion of the Committee, except that any change in the definition of Compensation will not be effective with respect to any Deferral Commitment entered into prior to such change and communication to the Participants with respect to such calendar year.

2.9	Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee may aggregate various types of Compensation for purposes of effecting the election to defer; provided, however, such aggregation of Compensation for any calendar year to which a Deferral Commitment relates shall be made by the Committee no later than the last day of the immediately preceding calendar year (i.e., no recharacterizations between groupings may occur during a given calendar year). By way of example: the Committee may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation. A Deferral Commitment with respect to any bonus or incentive compensation that is determined by the Committee to be Performance Based Compensation shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

2.10	Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall begin on the date the Participant first makes a Deferral Commitment pursuant to Article III and shall end on December 31st of such calendar year.

2.11	Determination Date. “Determination Date” means the last business day of each calendar month.

2.12	Disability. “Disability” means a physical or mental condition whereby the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.13	Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen time and form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.14	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.5 below.

2.15	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

2.16	401(k) Plan. “401(k) Plan” means the DeVry Inc. 401(k) Profit Sharing Retirement Plan, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.17	Initial Account Balance. “Initial Account Balance” shall mean (a) with respect to an individual who had an Account Balance under the Plan as of December 31, 2005, the amount credited to such Account Balance on January 1, 2006, and (b) with respect to an individual who had an account balance under the DeVry Inc. Director Deferred Compensation Plan as of December 31, 2005, the amount credited to such account balance which shall equal the total account balance(s) in the DeVry Inc. Director Deferred Compensation Plan as of the same date as reasonably determined by the Committee, in its sole discretion. The Initial Account Balances shall be subject to the terms and conditions of this Plan and any Participant with an Initial Account Balance shall have no right to a distribution of such amounts other than as provided for herein.

2.18	Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.23, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.19	Matching Contribution. “Matching Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below, as determined by the Committee in its sole discretion, except that in no event will a Matching Contribution be made with respect to the deferral of Board retainer and/or meeting fees.

2.20	Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who (a) has elected to defer Compensation under this Plan in accordance with Article III below, (b) is determined by the Committee in its sole discretion as being eligible to receive a Discretionary Contribution, or (c) otherwise has an Initial Account Balance. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.21	Performance Based Compensation. “Performance Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg. Section 1.409A-1(e), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.

2.22	Plan. “Plan” means this DeVry Inc. Nonqualified Deferred Compensation Plan as amended from time to time.

2.23	Retirement. “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after the attainment of age 55 with at least ten (10) years of continuous service with the Company.

2.24	Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices selected by the Committee and used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below. No Valuation Fund represents or conveys any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the value of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and may change available Valuation Funds at any time in its sole discretion.
ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.1	Eligibility and Participation.
a)	Eligibility. Eligibility to participate in the Plan shall be limited to members of the Board and those select key employees of the Company or an Affiliate who are designated by the Chief Executive Officer and Chief Operating Officer of the Company from time to time and approved by the Committee.
b)	Participation. An individual’s participation in the Plan shall be effective upon notification to the individual by the Committee of eligibility to participate, and the earlier of:
i)	a contribution under this Plan being made on behalf of the Participant by the Company, or

ii)	the completion and submission of a Deferral Commitment, an Allocation Form, and a Distribution Election to the Committee no later than fifteen (15) days prior to the beginning of the Deferral Period, or as otherwise permitted by the Committee.
c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a participant in another plan sponsored by the Company or an Affiliate that is considered to be of a similar type as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Compensation attributable to services performed following submission of the Deferral Commitment to the Committee.
3.2	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment no later than fifteen (15) days prior to the beginning of the Deferral Period, or at such other time as permitted by the Committee, and in the form permitted by the Committee. The Deferral Commitment shall specify the following:
a)	Timing of Deferral Election.
i)	Deferral of Compensation and Matching Contributions Thereon. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c), above. In addition, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six months before the end of the performance period on which such Performance Based Compensation is based, provided such Participant has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance Based Compensation was established.

ii)	Discretionary Contributions. Notwithstanding anything to the contrary, if a Participant has elected not to defer any Compensation under this Plan pursuant to a Deferral Commitment but has received a Discretionary

Contribution from the Company with respect to a given calendar year in which no Deferral Commitment election is on file for the Participant, such Discretionary Contributions are automatically deferred under the Plan on the Participant’s behalf into the Participant’s Retirement Account.
b)	Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment of Compensation payable by the Company to a Participant during the Deferral Period with respect to services performed during the Deferral Period and after the filing of the Deferral Commitment, and shall designate the portion of each deferral that shall be allocated among the various Retirement or In-Service Accounts. In addition, no amounts shall be deferred into any In-Service Account once payments from that In-Service Account have commenced under the terms of this Plan and until such time as that entire Account Balance has been completely distributed. The Participant shall designate the amount to be deferred as a full percentage of Compensation. Except as otherwise provided by the Committee, a Deferral Commitment with respect to amounts payable under the DEM Bonus Program will apply to amounts earned March through June, generally payable in July; earned July through October, generally paid in November; and, earned October through February of the next calendar year, generally payable in March.

c)	Distribution Election. At the time the Participant completes and submits a Deferral Commitment, the Participant shall complete and submit a Distribution Election that indicates (i) the time at which any In-Service Account(s) shall be distributed as described in Section 5.1 and (ii) the form of payment in which all Account(s) shall be paid, as described in Section 5.6. A Distribution Election shall be irrevocable during the Deferral Period to which it relates, except as described in Section 5.2(c) and Section 5.4.

d)	Allocation to Valuation Funds. The Participant shall specify in a separate form (an “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

e)	Maximum Deferral. For any Plan Year: the maximum amount of base salary that may be deferred shall be fifty percent (50%); the maximum amount of bonus or incentive compensation that may be deferred shall be one hundred percent (100%); and the maximum amount of Board retainer and meeting fees that may be deferred shall be one hundred percent (100%).

f)	Minimum Deferral. For any Plan Year: the minimum amount of base salary to be deferred shall be two percent (2%); the minimum amount of bonus or incentive compensation to be deferred shall be ten percent (10%); and the minimum amount of Board retainer and meeting fees to be deferred shall be ten percent (10%).
3.3	Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the next succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee prior to the beginning of a subsequent Deferral Period, except that if a Participant suffers a Disability or terminates employment with the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or termination.
3.4	Modification of Deferral Commitment. Except as provided in Sections 3.3, above, and 5.4 below, a Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

3.5	Change in Status. The Committee, in its sole discretion, may prohibit a Participant from making any future Deferral Commitments with respect to Deferral Periods which commence after the date the Committee makes such determination. For clarification, any such decision made or conclusion drawn by the Committee to exclude a Participant shall take effect for that Participant as of the January 1st immediately following the date on which such decision is made.

3.6	Defaults in Event of Incomplete or Inaccurate Deferral Commitments or Distribution Elections. In the event that the Committee determines that a Deferral Commitment is incomplete or inaccurate, the Deferral Commitment shall be treated as if the following elections had been made by the Participant, and such information shall be communicated to the Participant.
a)	If the Deferral Commitment does not specify the Account(s) to which deferred Compensation shall be credited, such amounts will be allocated to the Participant’s Retirement Account.

b)	If the Deferral Commitment allocates deferred Compensation among the Account(s) in an amount less than 100%, the balance shall be deferred into the Participant’s Retirement Account.

c)	If the Deferral Commitment allocates deferred Compensation among the Account(s) in an amount greater than 100%, the amount allocated to each Account shall be proportionately reduced such that the total amount allocated equals 100%.

d)	If the Deferral Commitment allocates deferred Compensation to an In-Service Account but no deferrals can be made into such Account due to the fact that benefits are being paid from that In-Service Account, then the amounts elected to be deferred shall be credited to the Participant’s Retirement Account during such period of payment, after which time the balance of the amounts elected to be deferred with respect to calendar years occurring after such period of payment shall be credited to a subsequent In-Service Account with a distribution date as elected or as provided in subsection 3.6(i) below.

e)	If the Deferral Commitment does not specify a Valuation Fund, Interest shall be credited as if a money market fund or similar fund were elected.

f)	If the Deferral Commitment allocates deferred Compensation among Valuation Fund(s) in an amount less than 100%, the unallocated portion shall be allocated to a money market fund or similar fund.

g)	If the Deferral Commitment allocates deferred Compensation among Valuation Fund(s) in an amount greater than 100%, the amount allocated to each Valuation Fund(s) shall be proportionately reduced such that the total amount allocated equals 100%.

h)	If the Deferral Election does not specify a form of payment, (i) the amounts in the In-Service Account attributable to the Deferral Election shall be paid in the form of a lump sum and (ii) the amounts in the Retirement Account attributable to the Deferral Election shall be paid in annual installments over three (3) years.

i)	If the Deferral Election does not specify a time of payment with respect to amounts allocated to an In-Service Account, payment shall be made as if the Participant elected for payment on the earliest possible date available under the provisions of Section 5.2.
3.7	Special Adjustments. All Participants in the Plan or the DeVry Inc. Director Deferred Compensation Plan as of January 1, 2006 shall be considered Participants in this Plan and shall be governed by the terms and conditions hereof as of the effective date. Unless otherwise provided, a Participant’s Initial Account Balance is 100% vested as of January 1, 2006 and shall become the initial Retirement or In-Service Account Balance under the Plan as determined by the Committee.
ARTICLE IV — DEFERRED COMPENSATION ACCOUNT
4.1	Accounts. The Compensation deferred by a Participant under the Plan, any Matching or Discretionary Contributions and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, directed by the Committee or as otherwise provided in the Plan. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(b), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2	Timing of Credits; Withholding. The Initial Account Balance shall be credited to the Participant’s Account(s) as of January 1, 2006. Thereafter, a Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date such Compensation would have otherwise been payable to the Participant. Any Matching and Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee, provided that such reduction is not treated as an impermissible “acceleration of benefits” under Section 409A of the Code and any associated regulations or published guidance issued by the Internal Revenue Service or the Treasury.
4.3	Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, but such elections shall become effective on the next Determination Date.

4.4	Matching Contributions. Company shall make a Matching Contribution to the Retirement Account of any Participant designated by the Committee, in an amount equal to the difference between one-hundred percent (100%) of the Participant’s Compensation elected to be deferred under this Plan up to a maximum of two percent (2%) of such Compensation and the amount of the matching contribution made on behalf of the Participant under the 401(k) Plan; provided, however, that a Participant shall not be eligible for such Matching Contribution unless (a) such Participant has elected to defer a minimum of two percent (2%) of Compensation into the Plan and (b) has elected to defer the maximum amount of compensation permitted under the 401(k) Plan. The Matching Contribution shall be credited to the Retirement Account as soon as practical after the end of the Deferral Period, but in no event later than 90 days after the close of such year.

4.5	Discretionary Contributions. In its sole discretion, Company may make Discretionary Contributions to a Participant’s Retirement Account. Discretionary Contributions shall be credited at such times and in such amounts as approved by the Committee.

4.6	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:
a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)	Company Contributions. Each Account shall be increased by any Matching and/or Discretionary Contributions credited since such prior Determination as set forth above in sections 4.4, and 4.5 or as otherwise directed by the Committee.

c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.
d)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.
4.7	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:
a)	Initial Account Balance. A Participant shall be one hundred percent (100%) vested at all times in his Initial Account Balance and Interest thereon.

b)	Participant Deferrals. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected by the Participant to be deferred under this Plan, including any Interest thereon.

c)	Matching Contributions. A Participant’s Matching Contributions and Interest thereon shall be one hundred percent (100%) vested at all times.

d)	Discretionary Contributions. A Participant’s Discretionary Contributions and Interest thereon shall become vested as determined by the Committee.
4.8	Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.
ARTICLE V — PLAN BENEFITS
5.1	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed as follows:
a)	Timing of Payment. Benefits payable from a Participant’s Retirement Account shall commence during the January immediately following the date of such Participant’s termination of employment with the Company and its Affiliates, or termination of service on the Board, as applicable, but in no event earlier than six (6) months following the Participant’s termination (and in the case of installments, the first payment after such six (6) month deferral shall include all installments scheduled to be paid prior to such date).

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated that a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.6 below, except that if such Participant terminates employment or service on the Board prior to Retirement, or has not specified a form of payment with respect to his Retirement Account, the Retirement Account shall be paid in annual installments over three (3) years. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.
5.2	In-Service Account. The vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the date chosen by the Participant except as otherwise provided by the Plan.
a)	Timing of Payment. Subject to Section 5.2(c), benefits payable from a Participant’s In-Service Account shall commence as of January of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to such In-Service Account. In no event shall the date selected be earlier than the first day of the third calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with the Company and its Affiliates, or terminates service on the Board, prior to the year so specified, the benefits under this section shall commence during the January immediately following such termination, as applicable, but in no event earlier than six (6) months following the Participant’s termination (and in the case of installments, the first payment after such six (6) month deferral shall include all installments scheduled to be paid prior to such date).

b)	Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.6, below, except that if the Participant terminates employment with the Company and its Affiliates, or terminates service on the Board, prior to the year so specified, or has not specified a form of payment, then the In-Service Account shall be paid in the form of a lump sum payment. If the form of payment selected provides for subsequent payments, subsequent payments shall be made on the anniversary of the initial payment.

c)	Change of Form and/or Time of Payment. The Participant may subsequently amend the form of payment (previously elected under paragraph (b) immediately above) or the intended date of payment (previously elected under paragraph (a) immediately above) to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the then current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under the Plan at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. Section 1-409A-2(b)(2)(iii).
5.3	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan, the Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment paid no later than ninety (90) days immediately following the date of death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account shall be paid to the Participant’s designated Beneficiary in the form of a lump sum payment paid no later than ninety (90) days immediately following the date of death.
5.4	Financial Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee shall, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts in accordance with the provision of this Section 5.4. The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the cancellation of any Deferral Commitment, the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of any such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.5	Disability Distributions. Upon a finding that a Participant has suffered a Disability, the Committee shall make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Disability determined using the guidelines set forth in Section 5.4.

5.6	Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account as of the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:
a)	A lump sum amount equal to the vested Account balance.

b)	Annual installments for a period of up to fifteen (15) years (or in the event of payment of the In-Service Account, a maximum of ten (10) years) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which equals the number of annual payment initially chosen reduced by one (1) for each year an installment payment has been made. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.
5.7	Small Account. If the total of a Participant’s vested Retirement Account balance or In-Service Account balance as of the time the payments are to commence from the

Participant’s Account is less than $10,000, the vested Account shall be paid in a lump sum at such time, notwithstanding any election by the Participant to the contrary.
5.8	Dual Status. In the case of a Participant who is both an employee of the Company or an Affiliate and a member of the Board, distribution based on termination shall not occur until the Participant’s service as both an employee and a Director terminates.

5.9	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.10	Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.11	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.12	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
ARTICLE VI — BENEFICIARY DESIGNATION
6.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant at any time without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
a)	The Participant’s surviving spouse.

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living.

c)	The Participant’s estate.
6.4	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE VII — ADMINISTRATION
7.1	Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. Benefits under the Plan will be paid if the Committee, in its discretion, decides they are payable. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan; provided, however, that no Committee member may make decisions regarding his own benefits under the Plan.

7.2	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
ARTICLE VIII — CLAIMS PROCEDURE
8.1	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan’s claim review procedure.
8.3	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4	Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE IX — AMENDMENT AND TERMINATION OF PLAN
9.1	Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants receiving installment payments, except that no amendment shall reduce the amount accrued in any Account as of the date the amendment is adopted.

9.2	Company’s Right to Terminate.
a)	The Board may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. Section 1.409A -1(c)(2)(i)(B).

b)	Upon termination of the Plan or portion thereof, distribution of Accounts shall continue to be made to each Participant or Beneficiary in the manner and at the time prescribed in Article V.

c)	In lieu of distributions made upon termination of the Plan or a portion thereof as described in Section 9.2(b), the Board may in its discretion require earlier distribution of all benefits due under the Plan or portion thereof, provided that:
i)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;

ii)	The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. Section 1.409A -1(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

iii)	No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

iv)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

v)	The Company does not establish a new plan of a similar type as defined in Treas. Reg. Section 1.409A -1(c)(2)(i), within 3 years following the Plan termination date of the portion of the Plan which has been terminated; and

vi)	The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.
d)	Upon termination of the Plan or portion thereof, (i) no additional contributions shall be credited to the affected Account(s) of a Participant, but such Account(s) shall continue to be credited with gains and losses pursuant to Section 4.6 until the balance of such Account(s) has been fully distributed to the Participant or his Beneficiary; and (ii) the Participant shall continue to vest in his Discretionary Contributions and Interest thereon as determined by the Committee.
ARTICLE X — MISCELLANEOUS
10.1	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.
10.3	Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5	Not a Contract of Employment; Not a Contract for Services. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.7	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.

10.8	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.10	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

DEVRY INC.
BY:

DATED: